Exhibit 99.1
Aptar Reports First Quarter 2023 Results
Crystal Lake, Illinois, April 27, 2023 -- AptarGroup, Inc. (NYSE:ATR), a global leader in drug delivery, consumer product dispensing and active material science solutions and services, today reported strong operational performance driven by Aptar’s Pharma and Beauty segments. Reported sales increased by 2% and core sales, excluding currency and acquisition effects, increased 4%. Aptar reported net income of $55 million for the quarter, a 12% decrease over the prior year, primarily due to restructuring charges.
“We are pleased to report a very positive start to 2023, driven by core sales growth in our Pharma and Beauty segments. Pharma results were driven by significant demand for our proprietary dispensing devices, which had core sales growth across all therapeutic indications in every region. Our robust pipeline continues to build, as we support the conversion of more drugs to nasal delivery. Sales of our beauty solutions also remained strong, especially for prestige fragrance, with growing demand in mass fragrance, color cosmetics, and sun care applications,” said Stephan B. Tanda, President and CEO, Aptar.
First Quarter 2023 Highlights
•Reported sales grew 2% and core sales increased 4% driven by demand in Pharma and Beauty
•Aptar Pharma reported sales growth of 4% and core sales growth of 7%
•Aptar Beauty reported sales growth of 6% and core sales growth of 9%
•Reported earnings per share decreased 12% to $0.82, due to restructuring charges
•Adjusted earnings per share increased 2% to $0.95
•Operating cash flow was $98 million, up from $92 million in 2022
First Quarter Results
For the quarter ended March 31, 2023, reported sales increased 2% to $860 million compared to $845 million in the prior year. Core sales, excluding the impact from changes in currency exchange rates and acquisitions, increased 4%.

First Quarter Segment Sales Analysis (Change Over Prior Year)
	Aptar Pharma	Aptar Beauty	Aptar Closures	Total AptarGroup
Reported Sales Growth	4%	6%	(8%)	2%
Currency Effects (1)	3%	3%	1%	2%
Acquisitions	0%	0%	(1%)	0%
Core Sales Growth	7%	9%	(8%)	4%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.
Aptar Pharma’s core sales growth was driven by healthy demand for its proprietary dispensing devices used for nasal decongestants, eye care, cough and cold, and saline rinses, as well as allergic rhinitis, emergency medicines and depression therapies. Injectable core sales declined year-over-year due to a previously announced Enterprise Resource Planning (ERP) system migration, which led to reduced shipping days. However, demand for elastomeric components remained strong, including for biologics. Active materials faced a difficult comparison to the prior year quarter due to higher sales of Activ-Film™ used for at home COVID-19 test kits that did not repeat.
Aptar Beauty’s core sales growth was driven by a mix of volume and pricing. Beauty dispensing solutions, especially in prestige fragrance, as well as mass fragrance, color cosmetics and sun care drove the positive results in the quarter. Regionally, Europe and Latin America had solid growth, with North America and China showing early stages of recovery.

Core sales for the Aptar Closures segment declined compared with the prior year’s quarter due primarily to pass-throughs of lower raw material costs. Core sales in Europe and in Asia grew modestly in the quarter. Volumes in North America were lower, especially for personal care and home care closures as customers continued to work through their inventory levels, offset somewhat by improvement in food dispensing solutions.
Aptar reported first quarter earnings per share of $0.82, a decrease of 12%, compared to $0.93 reported a year ago. The decrease was primarily due to the net impact of restructuring costs year-over-year. Current year adjusted earnings per share, excluding restructuring charges, acquisition costs, and the unrealized gains or losses on an equity investment, were $0.95 and increased 2% from prior year adjusted earnings per share of $0.93, including comparable exchange rates. The prior year’s adjusted earnings included an effective tax rate of 28% (approximately $0.03 cents per share impact compared to the current year effective tax rate of 26%, which was offset by the negative impact from currency of approximately $0.03 cents).
Outlook
Regarding Aptar’s outlook, Tanda stated, “Looking to the second quarter, we anticipate our strong momentum continuing, and expect our proprietary pharma dispensing devices and beauty solutions to grow. Our injectables division’s performance should improve as the division moves past its ERP system implementation. We anticipate a gradual recovery in our Closures segment as customers, especially in North America, continue to work through their inventory. Our differentiated solutions allow us to build a robust pipeline across each of the end markets we serve, this is especially true for our proprietary pharma technologies that operate in highly regulated markets. We remain focused on driving profitable growth across each of our segments by leveraging our fixed cost base and reducing our SG&A as a percentage of sales.”
Aptar expects earnings per share for the second quarter of 2023, excluding any restructuring expenses, changes in the fair value of equity investments and acquisition costs, to be in the range of $1.11 to $1.19. This guidance is based on an effective tax rate range of 26% to 28% which compares to an effective tax rate of 29% on prior year adjusted earnings. The earnings per share guidance range was based on a Euro/US$ exchange rate of 1.08 and the spot rates at the end of March for all other currencies. Our currency exchange rate assumptions equate to an approximately $0.02 per share tailwind when compared to the prior year second quarter earnings.
Cash Dividends and Share Repurchases
As previously announced, Aptar’s Board of Directors declared a quarterly cash dividend of $0.38 per share. The payment date is May 25, 2023, to stockholders of record as of May 4, 2023. During the first quarter, Aptar repurchased 171 thousand shares for approximately $20 million. Aptar may repurchase shares through the open market, privately negotiated transactions or other programs, subject to market conditions.
Open Conference Call
There will be a conference call held on Friday, April 28, 2023 at 8:00 a.m. Central Time to discuss the Company’s first quarter results for 2023. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations website at investors.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.
About Aptar
Aptar is a global leader in the design and manufacturing of a broad range of drug delivery, consumer product dispensing and active material science solutions and services. Aptar’s innovative solutions and services serve a variety of end markets including pharmaceutical, beauty, personal care, home care, food and beverage. Using insights, proprietary design, engineering and science to create dispensing, dosing and protective technologies for many of the world’s leading brands, Aptar in turn makes a meaningful difference in the lives, looks, health and homes of millions of patients and consumers around the world. Aptar is headquartered in Crystal Lake, Illinois and has 13,500 dedicated employees in 20 countries. For more information, visit www.aptar.com.

Presentation of Non-GAAP Information
This press release refers to certain non-GAAP financial measures, including current year adjusted earnings per share and adjusted EBITDA, which exclude the impact of business transformation charges (restructuring initiatives), acquisition-related costs, certain purchase accounting adjustments related to acquisitions and investments and net unrealized investment gains and losses related to observable market price changes on equity securities. Core sales and adjusted earnings per share also neutralize the impact of foreign currency translation effects when comparing current results to the prior year. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. Aptar’s management believes these non-GAAP financial measures provide useful information to our investors because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect Aptar’s core operating performance. These non-GAAP financial measures also provide investors with certain information used by Aptar’s management when making financial and operational decisions. Free cash flow is calculated as cash provided by operating activities less capital expenditures plus proceeds from government grants related to capital expenditures. We use free cash flow to measure cash flow generated by operations that is available for dividends, share repurchases, acquisitions and debt repayment. We believe that it is meaningful to investors in evaluating our financial performance and measuring our ability to generate cash internally to fund our initiatives. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables. Our outlook is provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as exchange rates and changes in the fair value of equity investments, or reliably predicted because they are not part of the Company's routine activities, such as restructuring and acquisition costs.

This press release contains forward-looking statements, including certain statements set forth under the “Outlook” section of this press release. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential,” “continues” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results or other events may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to: geopolitical conflicts worldwide including the invasion of Ukraine by the Russian military and the resulting indirect impact on demand from our customers selling their products into these countries, as well as rising input costs and certain supply chain disruptions; lower demand and asset utilization due to an economic recession either globally or in key markets we operate within; the impact of COVID-19 and its variants on our global supply chain and our global customers, employees and operations, which has elevated and will continue to elevate many of the risks and uncertainties discussed below; economic conditions worldwide, including inflationary conditions and potential deflationary conditions in other regions we rely on for growth; the execution of our restructuring initiatives; the availability of direct labor workers and the increase in direct labor costs, especially in North America; our ability to preserve organizational culture and maintain employee productivity in the work-from-home environment caused by the current pandemic; the availability of raw materials and components (particularly from sole sourced suppliers) as well as the financial viability of these suppliers; fluctuations in the cost of materials, components, transportation cost as a result of supply chain disruptions and labor shortages, and other input costs (particularly resin, metal, anodization costs and energy costs); significant fluctuations in foreign currency exchange rates or our effective tax rate; the impact of tax reform legislation, changes in tax rates and other tax-related events or transactions that could impact our effective tax rate; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; changes in customer and/or consumer spending levels; loss of one or more key accounts; our ability to successfully implement facility expansions and new facility projects; our ability to offset inflationary impacts with cost containment, productivity initiatives and price increases; changes in capital availability or cost, including rising interest rates; volatility of global credit markets; our ability to identify potential new acquisitions and to successfully acquire and integrate such operations, including the successful integration of the businesses we have acquired, including contingent consideration valuation; our ability to build out acquired businesses and integrate the product/service offerings of the acquired entities into our existing product/service portfolio; direct or indirect consequences of acts of war, terrorism or social unrest; cybersecurity threats that could impact our networks and reporting systems; the impact of natural disasters and other weather-related occurrences; fiscal and monetary policies and other regulations; changes or difficulties in complying with government regulation; changing regulations or market conditions regarding environmental sustainability; work stoppages due to labor disputes; competition, including technological advances; our ability to protect and defend our intellectual property rights, as well as litigation involving intellectual property rights; the outcome of any legal proceeding that has been or may be instituted against us and others; our ability to meet future cash flow estimates to support our goodwill impairment testing; the demand for existing and new products; the success of our customers’ products, particularly in the pharmaceutical industry; our ability to manage worldwide customer launches of complex technical products, particularly in developing markets; difficulties in product development and uncertainties related to the timing or outcome of product development; significant product liability claims; and other risks associated with our operations. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and Form 10-Qs. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts
Investor Relations Contact:
Mary Skafidas
mary.skafidas@aptar.com
815-479-5530
Media Contact:
Katie Reardon
katie.reardon@aptar.com
815-479-5671

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended March 31,
	2023	2022

Net Sales	$860,067	$844,932
Cost of Sales (exclusive of depreciation and amortization shown below)	557,422	542,728
Selling, Research & Development and Administrative	147,923	145,541
Depreciation and Amortization	59,259	58,665
Restructuring Initiatives	11,524	291
Operating Income	83,939	97,707
Other Income (Expense):
Interest Expense	(10,228)	(8,930)
Interest Income	672	288
Net Investment Gain (Loss)	188	(1,250)
Equity in Results of Affiliates	(131)	(86)
Miscellaneous, net	(1,171)	(1,103)
Income before Income Taxes	73,269	86,626
Provision for Income Taxes	18,683	24,255
Net Income	$54,586	$62,371
Net Loss Attributable to Noncontrolling Interests	178	52
Net Income Attributable to AptarGroup, Inc.	$54,764	$62,423
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$0.84	$0.95
Diluted	$0.82	$0.93

Average Numbers of Shares Outstanding:
Basic	65,372	65,543
Diluted	66,735	67,146

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
($ In Thousands)
Consolidated Balance Sheets

	March 31, 2023	December 31, 2022
ASSETS

Cash and Equivalents	$126,810	$141,732
Accounts and Notes Receivable, Net	695,118	676,987
Inventories	512,687	486,806
Prepaid and Other Current Assets	146,894	124,766
Total Current Assets	1,481,509	1,430,291
Property, Plant and Equipment, Net	1,377,846	1,343,664
Goodwill	955,602	945,632
Other Assets	487,841	483,871
Total Assets	$4,302,798	$4,203,458

LIABILITIES AND EQUITY

Short-Term Obligations	$231,464	$122,791
Accounts Payable, Accrued and Other Liabilities	809,696	794,385
Total Current Liabilities	1,041,160	917,176
Long-Term Obligations	955,918	1,052,597
Deferred Liabilities and Other	177,963	165,481
Total Liabilities	2,175,041	2,135,254

AptarGroup, Inc. Stockholders' Equity	2,112,823	2,053,935
Noncontrolling Interests in Subsidiaries	14,934	14,269
Total Equity	2,127,757	2,068,204

Total Liabilities and Equity	$4,302,798	$4,203,458

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Three Months Ended March 31, 2023

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$860,067	$356,046	$326,389	$177,632	$—	$—

Reported net income	$54,586
Reported income taxes	18,683
Reported income before income taxes	73,269	82,390	7,432	13,295	(20,292)	(9,556)
Adjustments:
Restructuring initiatives	11,524	1,131	9,291	522	580
Net unrealized investment gain	(188)	—	—	—	(188)
Transaction costs related to acquisitions	255	—	199	56	—
Adjusted earnings before income taxes	84,860	83,521	16,922	13,873	(19,900)	(9,556)
Interest expense	10,228					10,228
Interest income	(672)					(672)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	94,416	83,521	16,922	13,873	(19,900)	—
Depreciation and amortization	59,259	25,777	20,283	12,135	1,064
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$153,675	$109,298	$37,205	$26,008	$(18,836)	$—

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	17.9%	30.7%	11.4%	14.6%

	Three Months Ended March 31, 2022

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$844,932	$342,462	$309,080	$193,390	$—	$—

Reported net income	$62,371
Reported income taxes	24,255
Reported income before income taxes	86,626	92,206	14,008	10,646	(21,592)	(8,642)
Adjustments:
Restructuring initiatives	291	—	111	180	—
Net unrealized investment loss	2,091	—	—	—	2,091
Adjusted earnings before income taxes	89,008	92,206	14,119	10,826	(19,501)	(8,642)
Interest expense	8,930					8,930
Interest income	(288)					(288)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	97,650	92,206	14,119	10,826	(19,501)	—
Depreciation and amortization	58,665	23,346	20,431	13,357	1,531	—
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$156,315	$115,552	$34,550	$24,183	$(17,970)	$—

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	18.5%	33.7%	11.2%	12.5%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended March 31,
	2023	2022

Income before Income Taxes	$73,269	$86,626

Adjustments:
Restructuring initiatives	11,524	291
Net unrealized investment (gain) loss	(188)	2,091
Transaction costs related to acquisitions	255	—
Foreign currency effects (1)		(2,393)
Adjusted Earnings before Income Taxes	$84,860	$86,615

Provision for Income Taxes	$18,683	$24,255

Adjustments:
Restructuring initiatives	3,065	77
Net unrealized investment (gain) loss	(46)	512
Transaction costs related to acquisitions	65	—
Foreign currency effects (1)		(670)
Adjusted Provision for Income Taxes	$21,767	$24,174

Net (Income) Loss Attributable to Noncontrolling Interests	$178	$52

Net Income Attributable to AptarGroup, Inc.	$54,764	$62,423

Adjustments:
Restructuring initiatives	8,459	214
Net unrealized investment (gain) loss	(142)	1,579
Transaction costs related to acquisitions	190	—
Foreign currency effects (1)		(1,723)
Adjusted Net Income Attributable to AptarGroup, Inc.	$63,271	$62,493

Average Number of Diluted Shares Outstanding	66,735	67,146

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.82	$0.93

Adjustments:
Restructuring initiatives	0.13	—
Net unrealized investment (gain) loss	—	0.03
Transaction costs related to acquisitions	—	—
Foreign currency effects (1)		(0.03)
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.95	$0.93
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.

AptarGroup, Inc.
Reconciliation of Free Cash Flow to Net Cash Provided by Operations (Unaudited)
(In Thousands)

	Three Months Ended March 31,
	2023	2022

Net Cash Provided by Operations	$98,304	$92,077
Capital Expenditures	(77,825)	(73,058)
Proceeds from Government Grants	—	7,955
Free Cash Flow	$20,479	$26,974

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ending June 30,
	Expected 2023	2022

Income before Income Taxes		$89,471

Adjustments:
Restructuring initiatives		428
Net unrealized investment loss		483
Transaction costs related to acquisitions		—
Foreign currency effects (1)		1,564
Adjusted Earnings before Income Taxes		$91,946

Provision for Income Taxes		$25,858

Adjustments:
Restructuring initiatives		111
Net unrealized investment loss		119
Transaction costs related to acquisitions		—
Foreign currency effects (1)		452
Adjusted Provision for Income Taxes		$26,540

Net Loss Attributable to Noncontrolling Interests		$12

Net Income Attributable to AptarGroup, Inc.		$63,625

Adjustments:
Restructuring initiatives		317
Net unrealized investment loss		364
Transaction costs related to acquisitions		—
Foreign currency effects (1)		1,112
Adjusted Net Income Attributable to AptarGroup, Inc.		$65,418

Average Number of Diluted Shares Outstanding		66,900

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)		$0.95

Adjustments:
Restructuring initiatives		—
Net unrealized investment loss		0.01
Transaction costs related to acquisitions		—
Foreign currency effects (1)		0.02
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$1.11 - $1.19	$0.98
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using a Euro/US$ exchange rate of 1.08 and the spot rates as of March 31, 2023 for all other applicable foreign currency exchange rates.
(2) AptarGroup’s expected earnings per share range for the second quarter of 2023, excluding any restructuring expenses, acquisition costs and changes in fair value of equity investments, is based on an effective tax rate range of 26.0% to 28.0%. This tax rate range compares to our second quarter of 2022 effective tax rate of 29% on reported and adjusted earnings per share.